Exhibit 99.1

Myomo Reports Preliminary Fourth Quarter and Full Year 2020 Results

Fourth Quarter 2020 Revenue Expected to More than Double Compared With Fourth Quarter 2019

Quarterly cash utilization is the lowest since IPO in 2017

CAMBRIDGE, Mass. (January 11, 2021) – Myomo, Inc. (NYSE American: MYO) (“Myomo” or the “Company”), a wearable medical robotics company that offers increased functionality for those suffering from neurological disorders and upper-limb paralysis, today announced preliminary financial and operational results for the fourth quarter and fiscal year ended December 31, 2020. In particular, Myomo expects revenue for the three months ended December 31, 2020 to more than double compared with the fourth quarter ended December 31, 2019, and also expects quarterly cash utilization to be the lowest since it became a publicly traded company in June 2017.

Myomo expects revenue for the fourth quarter of 2020 to be between $3.2 million and $3.7 million, representing an increase of 110% to 143%, compared with the fourth quarter of 2019. The Company notes that this estimate includes as much as $0.5 million in direct billing channel revenue that may be accelerated into the fourth quarter of 2020 from the first half of 2021 due to the Company meeting the conditions for revenue recognition upon delivery to the patient. The Company expects revenue for the full year 2020 to be between $7.0 million and $7.5 million, representing an increase of 84% to 97%, compared with the full year 2019.

“We are proud of our continued strong revenue growth during the fourth quarter,” said Paul R. Gudonis, Myomo’s chairman and chief executive officer. “Notably, we achieved impressive growth for 2020 despite restrictions earlier in the year due to the COVID-19 pandemic. Our team remained committed to improving the lives of patients with upper limb paralysis by providing them with our MyoPro devices, and rose to meet the challenges with innovation and efficiency.”

“The relatively wide range for fourth quarter 2020 revenue expectations is attributable to a change in revenue recognition from certain insurance plans,” said David Henry, Myomo’s chief financial officer. “This accounting treatment is expected to be applied on a go-forward basis and applies to certain insurers where the Company has demonstrated sufficient payment history. These insurers represented approximately 40% of direct billing channel revenue in 2020. This change also is expected to result in the backlog entering the first quarter of 2021 to be lower than the backlog of 162 units entering the fourth quarter of 2020. Overall, the change is expected to reduce the cycle time from receipt of a lead to the recognition of revenue by one to two months on average and reduce quarter to quarter volatility in gross margin. For more than a year, we have keenly focused on the direct billing channel, and we are now benefiting from accelerated revenue recognition with certain payers. We continue to work with other insurers to shorten the revenue cycle, while also striving to expand coverage, as these efforts are intended to help us achieve our target of cash flow breakeven by the fourth quarter of 2021,” Mr. Henry added.

Myomo had cash and cash equivalents of $12.3 million as of December 31, 2020. Cash utilization for the fourth quarter of 2020 was approximately $1.1 million, the lowest level since the Company’s IPO in June 2017, prior to investments made to scale-up the business. There were no dilutive financing activities in the fourth quarter 2020.

The Company expects to report financial results for the fourth quarter and full year 2020 and hold an investment community conference call in mid-March.

About Myomo

Myomo, Inc. is a wearable medical robotics company that offers improved arm and hand function for those suffering from neurological disorders and upper-limb paralysis. Myomo develops and markets the MyoPro product line. MyoPro is a powered upper-limb orthosis designed to support the arm and restore function to the weakened or paralyzed arms of certain patients suffering from CVA stroke, brachial plexus injury, traumatic brain or spinal cord injury, ALS or other neuromuscular disease or injury. It is currently the only marketed device that, sensing a patient’s own EMG signals through non-invasive sensors on the arm, can restore an individual’s ability to perform activities of daily living, including feeding themselves, carrying objects and doing household tasks. Many are able to return to work, live independently and reduce their cost of care. Myomo is headquartered in Cambridge, Massachusetts, with sales and clinical professionals across the U.S. and representatives internationally. For more information, please visit www.myomo.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding the Company’s future business expectations, including expected revenues and other operating results for the fourth quarter and year ended December 31, 2020, the impact of COVID-19 on the Company’s business, its current authorization backlog and its cash position, and the Company’s goal to achieve cash flow breakeven, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors.

These factors include, among other things:

•

the direct and indirect impact of the novel coronavirus (COVID-19) on our business and operations, including fabrication and delivery, sales, patient consultations, supply chain, manufacturing, insurance reimbursements and employees;

•	our ability to continue normal operations and patient interactions in order to cast, deliver and fit our custom-fabricated device;

•	our sales and commercialization efforts;

•	our ability to achieve reimbursement from third-party payers for our products;

•	our dependence upon external sources for the financing of our operations, to the extent that we do not achieve or maintain cash flow breakeven;

•	our ability to effectively execute our business plan and scale up our operations;

•	our expectations as to our development programs, and;

•	general market, economic, environmental and social factors that may affect the evaluation, fitting, delivery and sale of our products to patients.

More information about these and other factors that potentially could affect our financial results is included in Myomo’s filings with the Securities and Exchange Commission, including those contained in the risk factors section of the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Commission. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Although the forward-looking statements in this release of financial information are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. The Company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contacts:

For Myomo:

ir@myomo.com

Investor Relations:

Kim Sutton Golodetz

LHA Investor Relations

kgolodetz@lhai.com

212-838-3777

Public Relations:

Kate McCann

Matter Communications

myomo@matternow.com

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